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                                                                       Exhibit 5



                   [LETTERHEAD OF PRESTON GATES & ELLIS LLP]

                                 July 19, 1999


OnHealth Network Company
808 Howell Street, Suite 400
Seattle, Washington 98101

Re:  OnHealth Network Company
     Form S-3 Registration Statement ( Reg. No. 333-81321)

Dear Sir or Madam:

     We have acted as counsel for OnHealth Network Company, a Washington corporation (the "Company"), in connection with the filing under the Securities Act of 1933, as amended, of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of shares of common stock, par value $0.01 per share (the "Shares"), of the Company.

     In connection with the preparation and filing of the Registration Statement, we have reviewed the Company's Articles of Incorporation and Bylaws and have made such other investigations as we deemed necessary in order to express the opinions set forth below. Based on the foregoing, it is our opinion that the Shares will be fully paid and non-assessable under the Washington Business Corporation Act when certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

     We hereby consent to all references to us in the Registration Statement and all amendments thereto. We further consent to the use of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.


                                    PRESTON GATES & ELLIS LLP

                                    By:  /s/ Gary J. Kocher